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                               UGI UTILITIES INC.
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - EXHIBIT 12.1
                             (THOUSANDS OF DOLLARS)

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                                                       Three
                                                       Months
                                                       Ended                          Year Ended September 30,
                                                    December 31,      --------------------------------------------------------
                                                       2004             2004            2003            2002            2001
                                                    -----------       --------        --------        --------        --------
EARNINGS:
Earnings before income taxes                          $ 28,343        $ 83,098        $100,212        $ 73,665        $ 79,568
Interest expense                                         4,466          17,698          17,412          16,365          18,724
Amortization of debt discount and expense                   60             233             244             287             264
Estimated interest component of rental expense             387           1,477           1,434           1,563           1,541
                                                      --------        --------        --------        --------        --------
                                                      $ 33,256        $102,506        $119,302        $ 91,880        $100,097
                                                      ========        ========        ========        ========        ========
FIXED CHARGES:
Interest expense                                      $  4,466        $ 17,698        $ 17,412        $ 16,365        $ 18,724
Amortization of debt discount and expense                   60             233             244             287             264
Allowance for funds used during
      construction (capitalized interest)                    3              11               7              19              12
Estimated interest component of rental expense             387           1,477           1,434           1,563           1,541
                                                      --------        --------        --------        --------        --------
                                                      $  4,916        $ 19,419        $ 19,097        $ 18,234        $ 20,541
                                                      ========        ========        ========        ========        ========

Ratio of earnings to fixed charges                        6.76            5.28            6.25            5.04            4.87
                                                      ========        ========        ========        ========        ========
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